Exhibit 99.3c

OFFICER'S CERTIFICATE

ARCap SERVICING, INC.

The undersigned, James L. Duggins, the President of ARCap Servicing, Inc., the Special Servicer under that certain Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of September 1, 2003, relating to the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2003-IQ5, hereby certifies as follows:

  a review of the activities of the Special Servicer during the preceding calendar year or portion thereof and of the performance of the Special Servicer under the Pooling and Servicing Agreement has been made under the undersigned officer's supervision; and
  to the best of the undersigned's knowledge, based on such review, the Special Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement in all material respects throughout such year; and

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 16th day of March, 2004, I have hereunto signed my name.

ARCap SERVICING, INC.,

a Delaware corporation

By: James L. Duggins

James L. Duggins, President